EXHIBIT 2

PRESS RELEASES

2012 – 2013

Title	Release Date

Glass-Lewis Supports TPG-Axon	February 21, 2013

ISS Recommends Shareholders Vote Green “The apparent failures of stewardship on this board are legion.” – ISS, 2/15/13 “The company’s abrupt, piecemeal approach to corporate strategy and concomitant lack of Capital discipline have increasingly limited the company’s financial flexibility, and engendered a Deep distrust in the market.” – ISS, 2/15/13 ISS Recommends Stockholders Vote Green “The apparent failures of stewardship on this board are legion.” – ISS, 2/15/13 “The company’s abrupt, piecemeal approach to corporate strategy and concomitant lack of Capital discipline have increasingly limited the company’s financial flexibility, and engendered a Deep distrust in the market.” – ISS, 2/15/13 Click here to view press release Glass Lewis Recommends Stockholders Vote Green “We agree with TPG - Axon that independent shareholders would strongly benefit from fresh, external perspectives and a substantial overhaul of board level oversight.” – Glass Lewis, 2/21/13 “…we find an equally dismal corporate governance landscape marred by regressive practices, poorly - implemented compensation policies and a general lack of substantive oversight.” – Glass Lewis, 2/21/13 Click here to view press release Leading proxy advisory firm Leading proxy advisory firm